PRICING SUPPLEMENT NO. 24 DATED                               Filed Pursuant to
FEBRUARY 1, 2001 TO PROSPECTUS DATED                          Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS                    File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

        Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:             $  726,000.00
Original Issue Date (Settlement Date):  February 6, 2001
Stated Maturity Date:                   January 15, 2004
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.000% Per Annum
Interest Payment Dates:                 March 15 and Monthly Thereafter
                                          Commencing March 15, 2001

Survivor's Option:                      [X ] Yes               [ ] No
Optional Redemption:                    [  ] Yes               [X] No



                                      Principal Amount of Notes
        Agent                         Solicited by Each Agent

First of Michigan Corporation         $     65,000.00
Prudential Securities Incorporated    $    100,000.00
J.J.B. Hilliard, W.L. Lyons, Inc      $    231,000.00
Raymond James & Associates, Inc       $    185,000.00
J.W. Korth & Company                  $    145,000.00
        Total                         $    726,000.00


                                       Per Note Sold by
                                       Agents To Public             Total

Issue Price:                          $      1,000.00          $   726,000.00
Agent's Discount or Commission:       $          5.00          $     3,630.00
Maximum Dealer's Discount or
 Selling Concession:                  $         11.00          $     7,986.00
Proceeds to the Company:              $        984.00          $   714,384.00

CUSIP Number:  12589SAA0